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                                                                   EXHIBIT 10.37

April 16, 2001



John J. Todd

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Dear John:

We are pleased to offer you the position of Chief Financial Officer/Chief Operating Officer, reporting directly to me. We will collaboratively define the appropriate organizational model to facilitate both the C.F.O. and C.O.O. responsibilities. The details of your offer are as follows:

        -       A bi-weekly salary of $16,346.16 ($425,000.00 annualized).

        - A stock option grant of 450,000 shares subject to approval by the SONIC|blue Board of Directors. In connection with this grant, you will be required to sign and abide by the terms of SONIC|blue Incorporated's form of Common Stock Option Agreement, which has a four-year vesting schedule with an initial six-month exercise cliff.

        - You will participate in SONIC|blue's Senior Management Bonus Plan, which is targeted to pay 60% of eligible base salary at plan. Your plan will have no upper cap. For FY 2001 you will receive no less than 50% of your target bonus. Plan details are currently being finalized with our Board of Directors.

        - You will receive a $150,000.00 loan from the Company, which shall be forgiven, at your 18-month anniversary, at which time all applicable taxes shall be withheld. In addition, your loan will be forgiven if a Change in Control or termination of your employment, for other than cause, takes place.

        - In the event of a Change in Control of the Company, you will receive eighteen (18) months of your base salary, a bonus payment equivalent to eighteen (18) months base pay and 50% of your remaining unvested options will be vested to you.

        - Should you relocate to the San Francisco Bay Area, the Company will pay for your reasonable moving expenses attributed to the relocation of your primary Southern California residence. The Company will reimburse you for all reasonable travel expenses incurred in commuting from your residence in Southern California to the Company's offices, the reasonable cost of maintaining a second residence and a leased car in the San Francisco Bay Area. In addition, you will be reimbursed for up to two trips a month for your family to the Bay Area. Should you relocate, the Company shall not be required to pay all or any part of the cost of your new residence in the San Francisco Bay Area. The Company will pay you a tax gross-up payment in an amount sufficient to ensure that you do not incur any net income tax liability due to any relocation payments made.



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John J. Todd
April 16, 2001
Page Two

For the purposes of this document, Change in Control means: (1) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who are not stockholders of the Company immediately prior to such merger, consolidation or other reorganization, or (2) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

In addition, SONIC|blue provides an excellent benefits program which includes a choice of medical benefits coverage, dental insurance, vision care, 401(k) retirement plan, employee stock purchase plan, profit sharing plan, paid sabbatical leave, tuition reimbursement, membership in a local fitness club, short-term and long-term disability, life insurance, and more!

SONIC|blue prides itself on providing state-of-the-art graphics and multimedia solutions to the PC industry and beyond. Our success is driven by the creativity, resourcefulness and energy of team members who have made the commitment to maintain high moral and ethical standards in the performance of their jobs. SONIC|blue strives to create a work environment that is both challenging on a professional level and satisfying on a personal level.

This offer is contingent upon an investigation of references given, employment history, criminal record, education, and/or other factors pertaining to your status as an employee. Furthermore, this offer is in compliance with the Immigration Reform and Control Act of 1986, which requires the Company to verify that each employee hired is legally entitled to work in the United States.

Your employment with SONIC|blue will be at will. Employment "at will" means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, SONIC|blue may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one has the authority to promise you, either orally or in writing, anything to the contrary.

As a condition of your employment with SONIC|blue, you will be required to execute and abide by the terms of the company's standard form of Employee Proprietary Information & Invention and Arbitration Agreements. In the event of any dispute or claim relating to, or arising out of, your employment relationship with SONIC|blue, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in Santa Clara County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the "Rules") and pursuant to California law. A copy of the Rules will be attached as an exhibit to the arbitration agreement, which will be provided to you during your orientation. In addition, on the first day of your employment with SONIC|blue, you will be required to provide proof of eligibility to work in the United States.


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John J. Todd
April 16, 2001
Page Two

The terms described in this letter and your Employee Proprietary Information & Invention Agreement and Arbitration Agreements replace any prior oral or written agreement, understandings, and promises between SONIC|blue and you concerning the terms and conditions of your employment with SONIC|blue. By signing this letter, you acknowledge that you have not relied on any previous oral or implied representations, inducements or understandings of any kind or nature in accepting employment with SONIC|blue.

John, we are very excited about you joining the SONIC|blue team. Please sign below to acknowledge your acceptance of this offer and return to SONIC|blue, Terese Farkas, Vice President of Human Resources and Facilities.

Sincerely,



/s/ Ken Potashner
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Ken Potashner
Chairman, CEO and President

/s/ John J. Todd
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John J. Todd

Acknowledge and accept offer on April 16, 2001.  Start date :  May 8, 2001